Exhibit 4.2

SECURED PROMISSORY NOTE

Effective Date: November 4, 2025	U.S. $12,050,000.00

FOR VALUE RECEIVED, Beyond Air, Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $12,050,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty-four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein. This Secured Promissory Note (this “Note”) is issued and made effective as of November 4, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated November 4, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

Borrower agrees to pay $50,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The Transaction Expense Amount is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $12,000,000.00 (the “Purchase Price”), computed as follows: $12,050,000.00 original principal balance, less the Transaction Expense Amount.

1. Payment; Prepayment; Interest.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may prepay all or any portion of this Note at any time after the Effective Date. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

1.3. Interest. No interest will accrue on the Outstanding Balance during the first twelve (12) months following the Effective Date (so long as no Event of Default (as defined below) occurs during such period). Thereafter, interest will accrue on the Outstanding Balance at the rate of fifteen percent (15%) per annum, commencing on the date that is twelve (12) months after the Purchase Price Date, and continuing until the Outstanding Balance is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. Notwithstanding the foregoing, Lender will be guaranteed a full twelve (12) months of interest, or $1,800,000.00 (the “Interest Charge”), even if the Note is repaid prior to the twelve (12) month anniversary of the Effective Date. For the avoidance of doubt, any payment made (whether a prepayment, a redemption payment, a Section 3(a)(9) exchange, or otherwise) during the first twelve (12) months that this Note is outstanding shall include, and the Company shall pay, a pro rata portion of the Interest Charge in addition to the payment amount. Any portion of the Interest Charge that has not been repaid on the twelve (12) month anniversary of the Effective Date will automatically be added to the Outstanding Balance on such date.

2. Security. This Note is secured by the Collateral Documents (as defined in the Purchase Agreement). Borrower acknowledges and agrees that Lender is authorized to send a Lender Instruction Notice (as defined in the DACA (as defined in the Purchase Agreement)) to the Bank (as defined in the DACA) directing the disposition of the funds held in the Deposit Account (as defined in the DACA): (a) upon the occurrence of a Trigger Event (as defined below); or (b) upon Lender’s receipt of a notice from Borrower pursuant to Section 4(vii) of the Purchase Agreement (or otherwise becoming aware of such an action described therein) if Lender believes in its sole discretion that the funds in the Deposit Account are threatened by the action described in the notice. Upon sending a Lender Instruction Notice, Lender will have the right without further notice or demand, to apply all or any portion of the funds held in the Deposit Account to the Outstanding Balance.

3. Lender Redemptions; Offsets.

3.1. Lender Redemptions. Beginning on the twelve (12) month anniversary of the Purchase Price Date (the “Redemption Start Date”), Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to one-twelfth (1/12) of the Outstanding Balance (including the applicable portion of the Interest Charge added to the Outstanding Balance pursuant to Section 1.3 above) on the Redemption Start Date (such amount, the “Redemption Amount”), plus accrued interest per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month, provided that the aggregate Redemption Amounts for such calendar month shall not exceed one-twelfth (1/12) of the Outstanding Balance (including the applicable portion of the Interest Charge added to the Outstanding Balance pursuant to Section 1.3 above). Upon receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount to Lender in cash within four (4) Trading Days. Notwithstanding the foregoing, at any time after the date that is six (6) months following the Purchase Price Date, the Redemption Start Date shall commence immediately upon the occurrence of either of the following events: (a) there is no effective registration statement covering the resale by Lender of Common Shares issuable under that certain Equity Purchase Agreement dated November 4, 2025 by and between Borrower and Lender (the “Equity Line”); or (b) Borrower is unable to issue Common Shares under the Equity Line for any reason, including due to the issuance limitations set forth in Nasdaq Rule 5635(d). For the avoidance of doubt, if the Redemption Start Date occurs prior to the twelve (12) month anniversary of the Purchase Price Date as described in the preceding sentence, Lender shall be entitled to redeem up to one-twelfth (1/12) of the Outstanding Balance (including the applicable portion of the Interest Charge). Notwithstanding anything to the contrary in this paragraph, in no event shall the Redemption Amount be less than $250,000.00 per calendar month.

3.2. Offsets. If an Investor Notice (as defined in the Equity Line) is submitted pursuant to the Equity Line, the Offset Amount (as defined in the Equity Line) set forth in the Investor Notice shall be deducted from the Outstanding Balance upon delivery by Borrower of the applicable Put Shares (as defined in the Equity Line) to Lender. For the avoidance of doubt, no reduction in the Interest Charge will apply with respect to offsets pursuant to this Section 3.2.

4. Monitoring Fee. In the event this Note is outstanding on the 90-day anniversary of the Effective Date (the “Monitoring Fee Date”), then Borrower will be charged a one-time fee to cover Lender’s accounting, legal and other costs incurred in monitoring this Note (the “Monitoring Fee”) equal to the Outstanding Balance divided by 0.85 less the Outstanding Balance. The Monitoring Fee will be automatically added to the Outstanding Balance on the Monitoring Fee Date. By way of example only, if the Outstanding Balance on the Monitoring Fee Date were $1,000,000.00, then the Monitoring Fee added to the Outstanding Balance would be $176,471.00 ($1,000,000.00/0.85 - $1,000,000.00). The Monitoring Fee will be credited back to Borrower, on a pro-rata basis, if Borrower pays any Redemption Amount in cash, and either of the following conditions is true as of the appliable payment date: (i) the 200-day median dollar trading volume of the Common Shares is less than $1,000,000.00; or (ii) Borrower’s market capitalization is less than $50,000,000.00 based on the aggregate number of outstanding shares of Common Stock as reported on Borrower’s most recently filed Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission.

5. Trigger Events; Defaults; Remedies.

5.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 5.1 and Section 4 of the Purchase Agreement, and such failure remains uncured for four (4) Trading Days after written notice from Lender; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Shares without twenty (10) Trading Days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC eligible; and (n) Borrower breaches any covenant or other term or condition contained in any Other Agreements, and such failure remains uncured for four (4) Trading Days after written notice from Lender. Notwithstanding the foregoing, on one (1) occasion for each six (6) month period while the Note is outstanding, Borrower will have a one (1) day cure period following written notice from Lender that Borrower has failed to timely make a payment pursuant to Section 5.1(a) before such failure to make a payment will be considered a Trigger Event hereunder.

5.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

5.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure such Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

5.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 5.1(b) - 5.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 5.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

6. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

7. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Beyond Air, Inc.

By:	/s/ Steven A. Lisi
Steven Lisi, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, par value $0.0001 per share.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or preferred stock, other than an increase in the number of authorized shares of Borrower’s Common Shares or preferred stock, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any if the subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction. Notwithstanding anything to the contrary herein, any transaction, capital contribution, licensing arrangement, or equity issuance involving Beyond Cancer, Ltd., NeuroNOS, Ltd. Or NeuroNOS Israel, Ltd, or any of their respective subsidiaries or affiliates, shall not constitute, nor be deemed to constitute, a Fundamental Transaction for any purpose under this Note, provided that such transaction does not result in a change of control of Borrower itself.

A3. “Major Trigger Event” means any Trigger Event occurring under Sections 5.1(a) - 5.1(h).

A4. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A5. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A6. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A7. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A8. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A9. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Common Shares) is open for trading.

A10. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) nine percent (9%) for each occurrence of any Major Trigger Event, or (b) four percent (4%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events.